Exhibit 5.1

[Letterhead of White & Case LLP]

September 18, 2012

Newmont Mining Corporation

Newmont USA Limited

6363 South Fiddler’s Green Circle

Greenwood Village, Colorado 80111

Dear Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in the form in which it is to be filed today by Newmont Mining Corporation, a Delaware corporation (the “Company”), and Newmont USA Limited, a Delaware corporation (the “Guarantor”), with the Securities and Exchange Commission (the “Commission”) relating to (i) shares of common stock, par value $1.60 per share, of the Company (the “Common Shares”), (ii) shares of preferred stock, par value $5.00 per share, of the Company (the “Preferred Shares”), (iii) debt securities consisting of debentures, notes or other evidences of indebtedness representing unsecured obligations of the Company (the “Debt Securities”), which Debt Securities may be convertible into Common Shares or other securities of the Company, (iv) guarantees of the Debt Securities by the Guarantors (the “Guarantees”) and (v) warrants of the Company (the “Warrants”). The Common Shares, the Preferred Shares, the Debt Securities and the Warrants are collectively referred to herein as the “Securities.” The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

The Debt Securities and the Guarantees are to be issued pursuant to an Indenture (the “Indenture”), dated as of September 18, 2009 among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to be incorporated by reference as Exhibit 4.1 to the Registration Statement.

Each series of Warrants will be issued under a separate warrant agreement to be entered into between the Company and a warrant agent (the “Warrant Agreement”).

Based upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, it is our opinion that:

With respect to the Common Shares, when (i) the issuance of the Common Shares has been duly authorized by appropriate corporate action and (ii) the certificates for the Common Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, the Common Shares will be validly issued, fully paid and nonassessable.

With respect to the Preferred Shares, when (i) the issuance of the Preferred Shares has been duly authorized by appropriate corporate action, (ii) the certificate of designations establishing the terms of the Preferred Shares has been duly approved by appropriate corporate action, duly executed by the Company and filed with the Secretary of State of the State of Delaware, (iii) the certificates for the Preferred Shares have been duly executed by the Company, countersigned by the transfer agent therefor and delivered to the purchasers thereof against payment therefor, and (iv) if the Preferred Shares are convertible into Common Shares, (x) the issuance of such Common Shares has been duly authorized by appropriate corporate action, (y) the Preferred Shares are presented for conversion in accordance with the terms thereof and (z) the certificates for such Common Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered upon such conversion to the persons entitled thereto, in accordance with the terms of such Preferred Shares, (a) the Preferred Shares will be validly issued, fully paid and nonassessable and (b) if the Preferred Shares are convertible into Common Shares, the Common Shares issuable upon conversion of the Preferred Shares will be validly issued, fully paid and nonassessable.

With respect to the Debt Securities and the Guarantees, when (i) the issuance of the Debt Securities and the Guarantees and approval of the final terms thereof have been duly authorized by the Company and the Guarantor by appropriate corporate action, (ii) the Debt Securities and the Guarantees, in the form included in the Indenture incorporated by reference as an exhibit to the Registration Statement (with such changes or additions as permitted in the Indenture), have been duly executed and delivered by the Company and the Guarantor and the Debt Securities have been duly authenticated by the Trustee pursuant to the Indenture and delivered and paid for and (iii) if the Debt Securities are convertible into Common Shares or other securities of the Company, (x) the issuance of such Common Shares or other securities of the Company has been duly authorized by appropriate corporate action, (y) the Securities are presented for conversion in accordance with the terms thereof and (z) the certificates for such Common Shares or other securities of the Company have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered upon such conversion to the persons entitled thereto, in accordance with the terms of such Securities, (a) the Debt Securities and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantor under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity), and (b) if the Debt Securities are convertible into Common Shares or other securities of the Company, the Common Shares or other securities of the Company issuable upon conversion of the Debt Securities will be validly issued, fully paid and nonassessable.

With respect to the Warrants, when (i) the terms of the applicable Warrant Agreement under which certain of the Warrants are to be issued have been duly established and duly authorized by the Company by the appropriate corporate action and the applicable Warrant Agreement has been duly executed and delivered, (ii) the terms of such Warrants and of their issuance and sale have been duly established in conformity with the applicable Warrant Agreement and applicable law and (iii) such Warrants have been duly executed and authenticated in accordance with the applicable Warrant Agreement and issued and sold as contemplated in the applicable prospectus supplement to the prospectus forming part of the Registration Statement, such Warrants will constitute valid and legally binding obligations of the Company.

We do not express or purport to express any opinion with respect to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Validity of the Securities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

White & Case LLP